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
                                                                                                         Exhibit 11

                                                 INTERNATIONAL PAPER COMPANY
                                      STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                                          (Unaudited)
                                          (In millions, except per share amounts)

                                                                   Three Months Ended          Six Months Ended
                                                                        June 30,                    June 30,
                                                                --------------------        -----------------------
                                                                  2003          2002          2003            2002
                                                                ------        ------        ------         -------
Earnings before accounting changes                              $   88        $  215        $  142         $   280
Cumulative effect of accounting changes                              -             -           (10)         (1,175)
                                                                ------        ------        ------         -------
Net earnings (loss)                                                 88           215           132            (895)
Effect of dilutive securities                                        -             -             -               -
                                                                ------        ------        ------         -------
Net earnings (loss) - assuming dilution                         $   88        $  215        $  132         $  (895)
                                                                ======        ======        ======         =======

Average common shares outstanding                                479.0         482.7         479.0           482.5
Effect of dilutive securities
   Stock options                                                   1.2           2.0           1.0             2.0
                                                                ------        ------        ------         -------
Average common shares outstanding - assuming dilution            480.2         484.7         480.0           484.5
                                                                ======        ======        ======         =======

Earnings per common share before accounting changes             $ 0.19        $ 0.45        $ 0.30         $  0.58
Cumulative effect of accounting changes                              -             -         (0.02)          (2.44)
                                                                ------        ------        ------         -------
Net earnings (loss) per common share                            $ 0.19        $ 0.45        $ 0.28         $ (1.86)
                                                                ======        ======        ======         =======
Net earnings (loss) per common share - assuming dilution        $ 0.19        $ 0.45        $ 0.28         $ (1.86)
                                                                ======        ======        ======         =======
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Note: If an amount does not appear in the above table, the security was antidilutive for the period presented. Antidilutive securities included preferred securities of a subsidiary trust for the periods presented. Stock options are antidilutive in periods when net losses are recorded.